Exhibit 6.2

LOAN AGREEMENT AND PROMISSORY NOTE

THIS LOAN AGREEMENT AND PROMISSORY NOTE (the “Note”), is made this 26st day of February, 2020, and AMENDED this 1st day of January 2021 by and among Glover 38th St Holdings, LLC (hereinafter, known as “G38” and/or “LENDER”) and Wireless electrical Grid LAN, WiGL Inc (“WiGL”), a Corporation organized under the laws of the State of Virginia (hereinafter, known as “BORROWER”). BORROWER and LENDER shall collectively be known herein as “the Parties”. In determining the rights and duties of the Parties under this Loan Agreement, the entire document must be read as a whole.

PROMISSORY NOTE

FOR VALUE RECEIVED, BORROWER promises to repay to the order of LENDER, the sum of $10,000.00 dollars together with interest thereon at a rate of 7 percent (%) per annum.

ADDITIONAL LOAN TERMS

The BORROWER and LENDER, hereby further set forth their rights and obligations to one another under this Loan Agreement and Promissory Note and agree to be legal bound as follows:

A.

Original Principal Loan Amount ~~$10,000.00~~

Amended per the Start-up Loans $90,000.00

B.

Loan Repayment Terms.

BORROWER will make payment(s) to LENDER monthly at not less than $200 per month until the full value of the principle and interest has been paid.

C.

Collateral.

There is no collateral for this loan.

D.

Method of Loan Payment.

The BORROWER shall make all payments called for under this loan agreement by making payments on behalf of G38 on a line of credit (“LOC”) TBD.

If LENDER gives written notice to BORROWER that a different LOC shall be used for making payments under this loan agreement, BORROWER shall use the new LOC as so given by LENDER.

E. Default.

The occurrence of any of the following events shall constitute a Default by the BORROWER of the terms of this loan agreement and promissory note:

1) BORROWER’S failure to pay any amount due as principal or interest on the date required under this loan agreement.

2) BORROWER seeks an order of relief under the Federal Bankruptcy laws.

3) A federal tax lien is filed against the assets of BORROWER.

F. Additional Provisions Regarding Default.

1) Addressee and Address to which LENDER is to give BORROWER written notice of default:

N/A

If BORROWER gives written notice to LENDER that a different address shall be used, LENDER shall use that address for giving notice of default (or any other notice called for herein) to BORROWER.

2) Cure of Default. Upon default, LENDER shall give BORROWER written notice of default. Mailing of written notice by LENDER to BORROWER via U.S. Postal Service Certified Mail shall constitute prima facie evidence of delivery. BORROWER shall have 15 days after receipt of written notice of default from LENDER to cure said default. In the case of default due solely to BORROWER’S failure to make timely payment as called for in this loan agreement, BORROWER may cure the default by either: (i) making full payment of any principal and accrued interest (including interest on these amounts) whose payment to LENDER is overdue under the loan agreement and, also, the late-payment penalty described below; or (ii) release collateral to LENDER as described in paragraph B “Collateral”, above.

3) Penalty for Late Payment. There shall also be imposed upon BORROWER a .05% penalty for any late payment computed upon the amount of any principal and accrued interest whose payment to LENDER is overdue under this loan agreement and for which LENDER has delivered a notice of default to BORROWER

4) Indemnification of Attorneys Fees and Out-of-Pocket Costs. Should any party materially breach this agreement, the non-breaching party shall be indemnified by the breaching party for its reasonable attorneys fees and out-of-pocket costs which in any way relate to, or were precipitated by, the breach of this agreement. The term “out-of-pocket costs”, as used herein, shall not include lost profits. A default by BORROWER which is not cured within 15 days after receiving a written notice of default from LENDER constitutes a material breach of this agreement by BORROWER.

G. Severability.

In the event any provision of this Agreement is deemed to be void, invalid, or unenforceable, that provision shall be severed from the remainder of this Agreement so as not to cause the invalidity or unenforceability of the remainder of this Agreement. All remaining provisions of this Agreement shall then continue in full force and effect. If any provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope and breadth permitted by law.

H. Modification.

Except as otherwise provided in this document, this agreement may be modified, superseded, or voided only upon the written and signed agreement of the Parties. Further, the physical destruction or loss of this document shall not be construed as a modification or termination of the agreement contained herein.

I. Exclusive Jurisdiction for Suit in Case of Breach.

The Parties, by entering into this agreement, submit to jurisdiction in State of Virginia for adjudication of any disputes and/or claims between the Parties under this agreement. Furthermore, the Parties hereby agree that the courts of State of Virginia shall have exclusive jurisdiction over any disputes between the parties relative to this agreement, whether said disputes sounds in contract, tort, or other areas of the law.

J. State Law.

This Agreement shall be interpreted under, and governed by, the laws of the State of Virginia.

IN WITNESS WHEREOF and acknowledging acceptance and agreement of the foregoing, BORROWER and LENDER affix their signatures hereto.

BORROWER:

LENDER

/s/ Dr. Ahmad Glover for Wireless electrical Grid LAN, WiGL Inc _____________

/s/ Dr. Ahmad Glover for Glover 38th St Holdings, LLC _____________

Dated: February 2, 2021